SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549


                                   FORM 8-K

                                CURRENT REPORT
                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

     Date of Report (Date of earliest event reported):    AUGUST 24, 1999

                          BENCHMARK ELECTRONICS, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)

           TEXAS                     1-10560                  74-2211011
----------------------------       -----------            -------------------
(State or other jurisdiction       (Commission               (IRS Employer
     of incorporation)            File Number)            Identification No.)


     3000 TECHNOLOGY DRIVE, ANGLETON, TEXAS                      77515
    ----------------------------------------                   ----------
    (Address of principal executive offices)                   (Zip code)

      Registrant's telephone number, including area code:  (409) 849-6550
                                                           --------------

ITEM 2      ACQUISITION OR DISPOSITION OF ASSETS.

      On August 24, 1999, Benchmark Electronics, Inc. (the "Company" or "Benchmark") completed its previously announced acquisition (the "Acquisition") from J. M. Huber Corporation (the "Seller") of all of the outstanding capital stock of (a) AVEX Electronics, Inc., an Alabama corporation and a wholly owned subsidiary of the Seller ("AVEX"), and (b) Kilbride Holdings B.V., a Netherlands corporation ("Holdings"), a wholly owned subsidiary of Seller. AVEX and Holdings together constitute the operating and holding companies through which AVEX has conducted its global contract manufacturing business. AVEX and Holdings have manufacturing plants or design centers in the United States in Huntsville, Alabama and Pulaski, Tennessee, and elsewhere in Campinas, Brazil, Csongrad, Hungary, Guadalajara, Mexico, Cork, Ireland, East Kilbride, Scotland, Singapore, and Katrineholm, Sweden.

      In consideration of the capital stock of AVEX and Holdings, Benchmark paid $254,455,000 in cash (subject to a post-closing working capital adjustment) and issued one million shares of its common stock, $.10 par value ("Common Stock"), to the Seller. Benchmark and the Seller have agreed for federal income tax purposes to allocate the purchase price pursuant to treasury Section 1.338(h)(10)-1(f).

      The stock purchase agreement between Benchmark and Seller contains certain representations, warranties, covenants (including noncompetition and nonsolicitation provisions applicable to the Seller) and conditions and certain indemnification provisions. The agreement provides that the representations, warranties and indemnification obligations of the Seller survive for certain periods and terminate thereafter.

      Benchmark and the Seller have entered into a Registration Rights Agreement, which provides for the registration under the securities laws of resales of the shares of Common Stock issued to the Seller at closing. The Registration Rights Agreement requires Benchmark (i) to file with the Securities and Exchange Commission (the "Commission") within 90 days after closing, or a reasonable time-period thereafter, a shelf registration statement covering resales of the Common Stock received by the Seller, (ii) to use its best efforts to cause such shelf registration statement to become effective within 120 days of closing and (iii) to maintain such shelf registration statement for a period of two years thereafter.

      To finance a portion of the cash consideration for the Acquisition, refinance existing senior debt and provide for future working capital needs, Benchmark on August 24, 1999 entered into a new Credit Agreement with Chase Bank of Texas, National Association (the "Agent"), as administrative agent for a syndicate of financial institutions. The Credit Agreement provides for (a) a $125 million revolving credit facility (the "Revolving Credit Facility"), and
(b) a $100 million term loan (the "Term Loan" and, together with the Revolving Credit Facility, the "Facility") to be used for the Acquisition.

      Each of the Revolving Credit Facility and the Term Loan matures, and the outstanding principal amount is due, on September 30, 2004. Amounts outstanding under the Revolving Credit Facility may not exceed the lesser of $125 million and the borrowing base, which consists of (a) 75% of eligible accounts receivable of Benchmark and its domestic divisions, plus (b) 45% of the value of eligible inventory of Benchmark and its domestic divisions, plus (c) 50% of the eligible fixed assets of Benchmark and its domestic divisions, plus (d) until October, 2001, an amount equal to the lesser of (i) $40,000,000 and (ii) the sum of (A) 65% of the net book value of the accounts receivable of certain of Benchmark's foreign subsidiaries (other than Unrestricted Subsidiaries), (B) 35% of the net book value of the inventory of certain of Benchmark's foreign subsidiaries (other than Unrestricted Subsidiaries), and (C) 40% of the net book value of the fixed assets of certain of Benchmark's foreign subsidiaries (other than Unrestricted Subsidiaries). However, the amount attributable to the net book value of the accounts receivable, inventory and fixed assets of Benchmark's foreign subsidiaries may not represent more than 20% of the borrowing base in the aggregate. The Revolving Credit Facility also may be used for letters of credit of up to $20 million.

      The Revolving Credit Facility and the Term Loan are secured by the (a) pledge of all of the capital stock of Benchmark's domestic subsidiaries, (b) pledge of 65% of the capital stock of Benchmark's foreign subsidiaries, (c) pledge of all of the accounts receivable, inventory and fixed assets of Benchmark and its domestic subsidiaries, and (iv) mortgages on Benchmark's facilities located in Angleton, Texas, Huntsville, Alabama, Pulaski, Tennessee and Winona, Minnesota.

      The Term Loan must be repaid in twenty consecutive quarterly installments beginning December 31, 1999, with a quarterly installment of $3,000,000. Thereafter, quarterly installments of $4,000,000, $4,500,000, $5,000,000, and $5,500,000 are due during the years 2000, 2001, 2002 and 2003, respectively. The final three installments of $7,000,000 each are due on the last day of March, June and September 2004, respectively.

      Interest on the Revolving Credit Facility and the Term Loan accrues, at Benchmark's option, at either the Bank's Eurodollar rate plus from 1.25% to 2.5% per annum or the Base Rate, which is the higher of the Bank's prime rate and the federal funds rate, plus from 0% to 1.0% per annum. The margin on the Eurodollar rate fluctuates with Benchmark's ratio of debt to earnings before interest, taxes, depreciation and amortization ("EBITDA"). Benchmark is required to pay a commitment fee of .37% or .50% (depending on Benchmark's ratio of debt to EBITDA) per annum on the unused portion of the Revolving Credit Facility.

      The Credit Agreement includes customary affirmative and negative covenants, including financial covenants requiring Benchmark to maintain a minimum tangible net worth, minimum current, fixed charge coverage and interest coverage ratios and a maximum debt to EBITDA ratio. The Credit Agreement also restricts Benchmark's ability to incur additional indebtedness and to pay dividends.

       The balance of the cash portion of the purchase price was provided from cash on hand and from the gross proceeds of the sale by the Company in a capital markets transaction of $80.2 million in aggregate principal amount of its 6% Convertible Subordinated Notes due 2006 (the "Notes"). The Notes were issued pursuant to an Indenture dated August 13, 1999 with Harris Trust Company of New York, as trustee. Interest on the Notes is payable semiannually on February 15 and August 15 of each year, commencing February 15, 2000. The Notes, which are not subject to a sinking fund or mandatory redemption provision, mature on August 15, 2006. The Notes are convertible at the option of the holder into Common Stock commencing 90 days after the issuance date at a conversion price of $40.20, subject to adjustment in certain events specified in the Indenture. Benchmark has the option to convert the Notes into shares of Common Stock at the conversion price then in effect if, on or after August 19, 2002, the closing price of the Common Stock on the New York Stock Exchange ("NYSE") has equaled or exceeded 150% of the conversion price for at least 20 out of 30 consecutive trading days on the NYSE.

      After February 15, 2001 and prior to August 19, 2002, the Notes may be redeemed at the option of the Company at a redemption price equal to 104.286% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, if the closing price of the Common Stock shall have equaled or exceeded 150% of the conversion price then in effect for at least 20 out of 30 consecutive trading days on the NYSE. In addition, the Notes may be redeemed at the option of the Company at any time on and after August 19, 2002 at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest to the redemption date:

                        REDEMPTION                    REDEMPTION
            YEAR          PRICE           YEAR          PRICE
            ----        ----------        ----        ----------
            2002          103.429%        2004          101.714%
            2003          102.571%        2005          100.867%

      Upon the occurrence of a Change of Control (as defined in the Indenture) or a Termination of Trading (as defined in the Indenture), each holder of Notes will have the right to require the Company to repurchase all or part of the holder's Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest. A Change of Control will be deemed to have occurred when: (i) any person or group becomes the beneficial owner of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors (the "Voting Stock"); (ii) the Company consolidates with or merges into any other corporation, or another corporation merges into the Company, and the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in elections of directors of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of the Voting Stock immediately prior to such transaction; (iii) the Company (or the Company and its subsidiaries, taken as a whole) sells, assigns, conveys, leases or transfers all or substantially all of the assets of the Company (or of the Company and its subsidiaries, taken as a whole) other than to one or more wholly owned subsidiaries of the Company; or (iv) any time the Continuing Directors (as defined in the Indenture) do not constitute a majority of the board of directors of the Company (or, if applicable, a successor corporation to the Company). A Termination of Trading will be deemed to have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on the NYSE or another national securities exchange, nor approved for trading on the Nasdaq National Market or other established automated over-the-counter trading market in the United States. A "Continuing Director" is defined in the Indenture to mean, as of the date of determination, any member of the Board of Directors of the Company who was a member of the Board of Directors on the date of the Indenture or was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt (as defined in the Indenture) of the Company and rank pari passu in right of payment with all other existing and future debt and other liabilities of the Company that are not subordinated by their express terms to the Notes. As defined in the Indenture, the term "Senior Debt" means the principal of, premium (if any) and interest on, and other amounts due in respect of indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created (including the Facility), incurred, assumed or guaranteed by the Company (including all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing), unless, in the instrument creating or evidencing such indebtedness or pursuant to which such indebtedness is outstanding, it is expressly provided that such indebtedness is not senior in right of payment to the Notes. However, Senior Debt does not include (i) amounts owned by the Company for compensation to employees, or for goods services or materials purchased in the ordinary course of business, (ii) indebtedness of the Company or a subsidiary other than such indebtedness that would be subject to a prior claim by the lenders under the Facility, or (iii) any liability for federal, state, local or other taxes owed or owing by the Company. As of June 30, 1999 and after giving effect to the Acquisition, the Company would have had $176.8 million of debt that would have constituted Senior Debt.

      The Indenture requires that the Company comply with certain covenants, including filing with the Commission and furnishing to the trustee all quarterly and annual reports required to be filed with the Commission, maintaining its corporate existence, paying all taxes (except those contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles), and taking the necessary steps so as not to become an "investment company" within the meaning of the Investment Company Act of 1940, as amended. In addition, the Indenture provides that the Company will not consolidate or merge with or into any person, continue in a new jurisdiction or sell, assign, transfer, lease convey, or otherwise dispose of all or substantially all of its properties or assets unless: (i) the Company is the surviving corporation; (ii) the corporation which survives the consolidation or merger assumes all of the obligations of the Company pursuant to a supplemental indenture; (iii) the Company or the surviving company delivers to the trustee an opinion of counsel to the effect that the holders of securities will not recognize a gain or loss for U.S. Federal income tax purposes as a result of the transaction; (iv) the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets is as an entirety to one corporation, which will assume all of the obligations of the Company pursuant to a supplemental indenture; (v) immediately after such transaction no default or event of default exists; and (vi) the Company or the surviving corporation shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture, if required, comply with the Indenture and that all conditions precedent in the Indenture have been satisfied.

      Pursuant to a Registration Agreement, the Company has agreed for the benefit of the holders of the Notes and Common Stock to be issued upon conversion thereof that (i) it will, at its cost, within 90 days after the first date on which any Notes are issued (the "Notes Closing Date"), file a shelf registration statement with the Commission with respect to resales of the Notes and the Common Stock issuable upon conversion thereof, (ii) it will use its best efforts to cause such shelf registration statement to be declared effective under the Securities Act within 150 days after the Notes Closing Date and (iii) it will keep the shelf registration statement continuously effective under the Securities Act until the earliest of (a) the second anniversary of the Notes Closing Date, (b) the date on which the Notes or the Common Stock issuable upon conversion thereof may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Commission under the Securities Act and (c) the date as of which all the Notes or the Common Stock issuable upon conversion thereof have been sold pursuant to the shelf registration statement.

      If the shelf registration statement (i) is not filed with the Commission on or prior to 90 days, or has not been declared effective by the Commission within 150 days, after the Notes Closing Date, or (ii) is filed and declared effective but shall thereafter cease to be effective (without being succeed immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities (as defined in the Registration Agreement) for a period of time (including any Suspension Period, as defined in the Registration Agreement) which shall exceed 60 days in the aggregate in any 12-month period during the period beginning on the Notes Closing Date and ending on or prior to the second anniversary of the Notes Closing Date, the Company will pay liquidated damages to each holder of Transfer Restricted Securities which has complied with its obligations under the Registration Agreement. The amount of Liquidated Damages payable during any period in which a Registration Default (as defined in the Registration Agreement) shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of Notes or $2.50 per annum per 24.875622 shares of Common Stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting Transfer Restricted Securities for the first 90 days during which a Registration Default has occurred and is continuing and 50 basis points per annum per $1,000 principal amount of Notes or $5.00 per annum per 24.875622 shares of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities for any additional days during which such Registration Default has occurred and is continuing. Following the cure of a Registration Default, liquidated damages will cease to accrue with respect to such Registration Default.

      We make "forward-looking statements" within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1955 throughout this Current Report on Form 8-k. You can identify these statements by forward-looking words such as "may," "intend," "will," "expect," "anticipate," "believe," "estimate," "should," "strategy," "position," "plan" and "continue" or the negatives of those words or other variations on them or by comparable terminology. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this report include, without limitation, the completion of the pending acquisition of AVEX and, if completed, the termination by one of AVEX's largest customers of its turnkey manufacturing agreement with AVEX as a result of our purchase of AVEX, the integration of the operations of AVEX and the incurrence of operating losses at AVEX after its acquisition by us; the loss of a major customer; changes in customer concentration; the absence of long-term sales contracts; dependence on the growth of the enterprise computer, telecommunications, medical device, industrial control, and testing and instrumentation and, upon completion of the AVEX acquisition, the networking/servers and high-end video/audio/entertainment, industries; risks associated with our international operations; availability of customer specified components; dependence on certain key executives; environmental laws; Year 2000 problems; fluctuations in quarterly results; stock price volatility; and competition from other providers of electronics manufacturing services. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

      You should read this report (including the information incorporated by reference into this report) completely and with the understanding that our actual future results may be materially different from what we expect. We may not update these forward-looking statements, even though our situation will change in the future. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

ITEM 7      FINANCIAL STATEMENTS AND EXHIBITS.



      (a)   Financial Statements of businesses acquired.

            Audited combined financial statements of AVEX Electronics, Inc., its subsidiaries and certain related companies (all ultimately wholly owned by J. M. Huber Corporation) as of December 31, 1998 and 1997 and for each of the years in the three year period ended December 31, 1998, (Incorporated by reference to Exhibit 99.1 to the Form 8-K of Benchmark Electronics, Inc. dated August 2, 1999.)

            Unaudited combined financial statements of AVEX Electronics, Inc., its subsidiaries and certain related companies (all ultimately wholly owned by J. M. Huber Corporation) as of June 30, 1999 and 1997 and for each of the six-month periods ended June 30, 1999 and 1998. (Incorporated by reference to Exhibit 99.2 to the Form 8-K of Benchmark Electronics, Inc. dated August 2, 1999.)

      (b)   Pro Forma Financial Statements of Benchmark.

            Unaudited pro forma condensed combined financial statements of Benchmark Electronics, Inc. as of and for the six-month period ended June 30, 1999 and for the year ended December 31, 1998, which give effect to the acquisition of AVEX by Benchmark under the purchase method of accounting.

      (c)   Exhibits.

            The following materials are filed as exhibits to this Current Report on Form 8-K.

            EXHIBIT
            NUMBER                     DESCRIPTION
            -------                    -----------
                2 Amended and Restated Stock Purchase Agreement dated as of August 12, 1998 by and between Benchmark Electronics, Inc. and J. M. Huber Corporation.

               99.1 Credit Agreement dated as of August 24, 1999 by and among Benchmark Electronics, Inc., the lenders party thereto and Chase Bank of Texas, National Association, as administrative agent.

               99.2 Registration Rights Agreement dated as of August 24, 1999 by and between Benchmark Electronics, Inc. and
                        J. M. Huber Corporation.

               99.3 Indenture dated as of August 13, 1999 by and between Benchmark Electronics, Inc. and Harris Trust
                        Company of New York, as trustee.

               99.4 Registration Agreement dated as of August 9, 1999 by and among Benchmark Electronics, Inc., Salomon
                        Smith Barney Inc. and Chase Securities Inc.

                               S I G N A T U R E

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    BENCHMARK ELECTRONICS, INC.



Dated: September 8, 1999            By:   /S/ DONALD E. NIGBOR
                                          Donald E. Nigbor
                                          President

                                   ITEM 7(b)



                  PRO FORMA FINANCIAL STATEMENTS OF BENCHMARK

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements give effect to the proposed acquisition by Benchmark of all the outstanding capital stock of AVEX and Holdings, the related borrowings under a credit facility (the Facility) and borrowings under a capital markets transaction completed by Benchmark on August 13, 1999 (Notes). The AVEX acquisition is subject to customary conditions including approval from various governmental agencies.

     The AVEX acquisition will be accounted for under the purchase method of accounting. The assets acquired and liabilities assumed will be recorded at their fair values. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Benchmark and AVEX and the estimates and assumptions set forth below and in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed balance sheet as of June 30, 1999 is presented as if the AVEX acquisition had occurred on that date. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998, and the six month period ended June 30, 1999, assume that the AVEX acquisition occurred at the beginning of the earliest period presented.

     The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of Benchmark and AVEX. The unaudited pro forma condensed combined financial statements do not purport to represent what Benchmark's financial position or results of operations would actually have been if the AVEX acquisition had been consummated on the indicated dates, nor are they necessarily indicative of Benchmark's financial position or results of operations for any future period. The results of operations for the six months ended June 30, 1999, are not necessarily indicative of the results to be expected for the entire year or any other interim period.

     The pro forma adjustments are based on preliminary assumptions and estimates made by Benchmark management. The information necessary to account for the AVEX acquisition in accordance with generally accepted accounting principles is incomplete at this time. Accordingly, the unaudited pro forma condensed combined financial statements assume that the recorded amounts of AVEX's assets and liabilities approximate their fair values. The actual allocation of the consideration paid for AVEX may differ from that reflected in the unaudited pro forma condensed combined financial statements after a more extensive review of the fair values of the assets acquired and liabilities assumed has been completed. Accordingly, the allocation of the purchase price and the resultant amortization of the excess purchase price, which are based on preliminary estimates, may differ from the final purchase price allocation and amortization periods.

THE AVEX ACQUISITION

     The Stock Purchase Agreement provides that Benchmark will acquire AVEX for a total purchase price of $255 million in cash and one million shares of Benchmark Common Stock. In addition, the final purchase price is subject to an adjustment for working capital changes, of which an estimate is reflected in the pro forma adjustments.

     Financing for the AVEX acquisition is expected to be provided through the Facility and the Notes.

     AVEX incurred a net loss of $9.7 million during the first six months of 1999 and $84.2 million during 1998. AVEX has taken a number of actions intended to reduce its fixed and other costs and reverse this trend, including the closure of two facilities in areas having relatively high labor costs and the redeployment of the capital assets used in those facilities to plants in areas having lower labor costs, resulting in improved manufacturing utilization; the rationalization of its sales organization and the elimination of approximately 916 employee and contractor positions; and the redefinition of AVEX's customer strategy to focus on fewer, more strategic accounts, with a reduction in the total number of customers.

     As a result of some of the foregoing actions, AVEX recorded charges to operations in 1998 totaling $33.4 million, including restructuring charges of $15.7 million and the write down of various assets of $17.7 million. Approximately $7.4 million of the restructuring charge relates to the severance and related cost associated with the elimination of approximately 916 contractor and employee positions. AVEX also closed its San Jose, California manufacturing facility and discontinued a design center. As a result, the restructuring charge also included a $6.0 million write down to fair value of certain equipment and leasehold improvements, $2.0 million related to the write off of certain prepaid assets. The write down of various assets totaling $17.7 million, which included adjustments to inventory, accounts receivable and other assets, is included in cost of sales and selling, general and administrative expenses. In the preparation of the unaudited pro forma condensed combined financial statements, the $7.8 million of charges related to the closing of the San Jose, California facility have been excluded as a pro forma adjustment. These charges relate to a facility not a part of AVEX at the time Benchmark expects to close the AVEX acquisition. The remaining charges of $25.6 million have been included in the Unaudited Pro Forma Condensed Combined Financial Statements.

     The Unaudited Pro Forma Condensed Combined Financial Statements reflect savings that will be realized from the elimination of certain redundant executive headquarter costs and the termination of intercompany services previously provided by the Seller to AVEX under an intercompany agreement, offset by the costs Benchmark will incur to replace the services provided by Seller. No adjustments have been made to reflect other identified actions that could result in potential cost savings but which cannot be quantified at this time.

                          BENCHMARK ELECTRONICS, INC.
                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 1999
                                  (UNAUDITED)

                                              HISTORICAL                   PRO FORMA
                                        -----------------------   ---------------------------
                                        BENCHMARK       AVEX      ADJUSTMENTS       COMBINED
                                        ----------   ----------   ------------     ----------
                                                           (IN THOUSANDS)
               ASSETS
Current assets:
  Cash and cash equivalents..........    $ 44,863    $   11,552     $(44,863)a      $ --
                                                                     (11,552)b
  Accounts receivable, net...........      87,932       135,599       --             223,531
  Income taxes receivable............         581        --           --                 581
  Inventories........................      90,437       115,941       --             206,378
  Prepaid expenses and other
     assets..........................       4,723        11,563       --              16,286
  Deferred tax asset.................       2,515        --           --               2,515
                                        ----------   ----------   ------------     ----------
          Total current assets.......     231,051       274,655      (56,415)        449,291
Net property, plant and equipment....      53,084        77,258       --             130,342
Goodwill, net........................      47,087        --           --              47,087
Excess purchase price to be
  allocated..........................      --            --          121,726b        121,726
Other assets.........................       9,513         4,605        7,000a         21,118
                                        ----------   ----------   ------------     ----------
                                         $340,735    $  356,518     $ 72,311        $769,564
                                        ==========   ==========   ============     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
              (DEFICIT)
Current liabilities:
  Current portion of long-term
     debt............................    $     19    $   --         $  8,420a       $  8,439
  Notes payable......................      --            29,599      (29,599)b        --
  Accounts payable...................      53,392       126,010       --             179,402
  Accrued liabilities................       9,378        34,645       --              44,023
  Income taxes payable...............      --             1,106       --               1,106
  Notes payable to parent............      --           226,899     (226,899)b        --
                                        ----------   ----------   ------------     ----------
          Total current
            liabilities..............      62,789       418,259     (248,078)        232,970
Revolving lines of credit............      --            --           21,626a         21,626
Long-term debt, less current
  portion............................      30,111        --          116,580a        146,691
Convertible debt.....................      --            --           75,000a         75,000
Deferred tax liability...............       4,697            26       --               4,723
Other long term liability............      --             9,443       --               9,443
Due to parent........................      --             1,919       (1,919)b        --
                                        ----------   ----------   ------------     ----------
          Total liabilities..........      97,597       429,647      (36,791)        490,453
Shareholders' equity (deficit):
  Common shares......................       1,520             1          100a          1,620
                                                                          (1)b
  Additional paid-in capital.........     164,296        41,662       35,873a        200,169
                                                                     (41,662)b
  Retained earnings..................      77,442      (111,566)     111,566b         77,442
  Accumulated other comprehensive
     loss............................      --            (3,226)       3,226b         --
  Less treasury shares, at cost......        (120)       --           --                (120)
                                        ----------   ----------   ------------     ----------
          Total shareholders' equity
            (deficit)................     243,138       (73,129)     109,102         279,111
                                        ----------   ----------   ------------     ----------
                                         $340,735    $  356,518     $ 72,311        $769,564
                                        ==========   ==========   ============     ==========

     See accompanying notes to unaudited pro forma condensed combined financial statements.

                          BENCHMARK ELECTRONICS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                  (UNAUDITED)

                                             HISTORICAL                 PRO FORMA
                                       ----------------------   --------------------------
                                       BENCHMARK      AVEX      ADJUSTMENTS     COMBINED
                                       ---------   ----------   -----------   ------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales................................  $524,065    $  841,045       --        $  1,365,110
Cost of sales........................   472,354       857,407       --           1,329,761
                                       ---------   ----------   -----------   ------------
     Gross profit....................    51,711       (16,362)      --              35,349
Selling, general & administrative
  expenses...........................    17,680        44,365       (4,955)c        57,090
Amortization of goodwill and excess
  purchase price to be allocated.....     3,311        --            8,115 d        11,426
Restructuring charges................                  15,687       (7,805)e         7,882
                                       ---------   ----------   -----------   ------------
Income (loss) from operations........    30,720       (76,414)       4,645         (41,049)
Interest and other income............       563          (116)                         447
Interest expense.....................    (4,393)      (11,012)      11,012 g       (21,800)
                                                                    (1,293)h
                                                                   (16,114)i
                                       ---------   ----------   -----------   ------------
Income (loss) before taxes...........    26,890       (87,542)      (1,750)        (62,402)
Income taxes.........................    10,517        (3,348)        (595)j       (21,217)
                                                                   (27,791)k
                                       ---------   ----------   -----------   ------------
     Net income (loss)...............  $ 16,373    $  (84,194)   $  26,636    $    (41,185)
                                       =========   ==========   ===========   ============
Earnings (loss) per common
  share -- Basic.....................  $   1.41                               $      (3.27)
Earnings (loss) per common
  share -- Diluted...................  $   1.35                               $      (3.27)
Weighted average number of shares
  outstanding -- Basic...............    11,594                      1,000 l        12,594
Weighted average number of shares
  outstanding -- Diluted.............    12,098                        496 l        12,594

     See accompanying notes to unaudited pro forma condensed combined financial statements.

                          BENCHMARK ELECTRONICS, INC.
              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                  (UNAUDITED)

                                                  HISTORICAL                  PRO FORMA
                                           -------------------------   -----------------------
                                            BENCHMARK        AVEX      ADJUSTMENTS    COMBINED
                                           ------------   ----------   -----------    --------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales...................................     $309,167     $  505,916      --          $815,083
Cost of sales...........................      277,623        485,659      --           763,282
                                           ------------   ----------   -----------    --------
     Gross profit.......................       31,544         20,257      --            51,801
Selling, general & administrative
  expenses..............................       10,628         17,610      (2,319)c      26,319
                                                                             400 e
Amortization of goodwill and excess
  purchase price to be allocated........        1,819         --           4,058 d       5,877
                                           ------------   ----------   -----------    --------
     Income from operations.............       19,097          2,647      (2,139)       19,605
Interest and other income
  (expense) -- net......................          (50)           262        (153)f          59
Interest expense........................       (2,315)       (11,553)     11,553 g     (11,018)
                                                                            (646)h
                                                                          (8,057)i
                                           ------------   ----------   -----------    --------
Income (loss) before taxes..............       16,732         (8,644)        558         8,646
Income taxes............................        6,090          1,091         218 j       3,372
                                                                          (4,027)k
                                           ------------   ----------   -----------    --------
     Net income (loss)..................     $ 10,642     $   (9,735)    $ 4,367      $  5,274
                                           ============   ==========   ===========    ========
Earnings per common share -- Basic......     $   0.87                                 $   0.40
Earnings per common share -- Diluted....     $   0.80                                 $   0.37
Weighted average number of shares
  outstanding -- Basic..................       12,209                      1,000 l      13,209
Weighted average number of shares
  outstanding -- Diluted................       13,256                      1,000 l      14,256

     See accompanying notes to unaudited pro forma condensed combined financial statements.

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

Adjustments have been made to the unaudited pro forma condensed combined financial statements to reflect the following:

 (a) The Stock Purchase Agreement provides that Benchmark will acquire AVEX for a total purchase price of $255 million in cash and one million shares of Benchmark Common Stock. In addition, the final purchase price is subject to an adjustment for working capital changes, of which an estimate is reflected in the pro forma adjustments.

Total consideration (in thousands)

      Purchase price:
      Cash....................................  $  255,000
      1,000,000 shares of Benchmark common
        stock (valued at $35.97 per share)....      35,973
      Change in working capital...............       1,389
                                                ----------
      Total consideration.....................     292,362
      Plus:
      Transaction and financing costs.........      10,100
                                                ----------
           Total acquisition and financing
            costs.............................  $  302,462
                                                ==========

Source of funds (in thousands)

      Cash on hand............................  $   44,863
      Debt....................................     221,626
      Equity..................................      35,973
                                                ----------
           Total..............................  $  302,462
                                                ==========

Debt financing (in thousands)

      Term Loan A.............................  $  100,000
      Revolving Credit Facility...............      46,626
      Notes...................................      75,000
                                                ----------
           Total..............................  $  221,626
                                                ==========

 (b) The excess of the total purchase price over the estimated fair value of the net assets acquired is the excess purchase price to be allocated. The calculation of excess purchase price to be allocated is based on the following assumptions and calculation (in thousands):

      Total consideration.....................  $  292,362
      Transaction costs.......................       3,100
                                                ----------
      Total purchase price....................     295,462
      AVEX net book deficit at June 30,
        1999..................................      73,129
      AVEX cash and cash equivalents not
        acquired..............................      11,552
      AVEX due to parent not assumed..........    (228,818)
      AVEX notes payable not assumed..........     (29,599)
                                                ----------
      Excess purchase price to be allocated...  $  121,726
                                                ==========

(c) To eliminate the historical costs related to (i) certain redundant executive headquarter costs (ii) the termination of intercompany services previously provided by the Seller to AVEX under an intercompany arrangement that included fees based on the estimated utilization of Seller's resources; (iii) AVEX's domestic defined benefit pension plan, which plan and the obligations thereunder are not being continued by Benchmark; offset by (iv) the costs that Benchmark will incur to replace the Seller's intercompany services arrangement. A summary of such adjustments follows (in thousands):

                                             FOR THE PERIOD ENDED
                                          --------------------------
                                          DECEMBER 31,      JUNE 30,
                                              1998            1999
                                          ------------      --------
      Redundant executive headquarter
        costs.........................     $   (455)       $   (228)
      Historical intercompany service
        fee...........................       (4,400)         (1,800)
      Historical cost of pension plan
        not continued.................       (1,100)           (791)
      Benchmark replacement of
        intercompany services
        arrangement...................        1,000             500
                                         ------------      --------
             Total....................     $ (4,955)       $ (2,319)
                                         ============      ========

(d) To record amortization of excess purchase price to be allocated over an estimated useful life of 15 years.

(e) To eliminate the 1998 write down of certain assets related to AVEX's San Jose, California facility which are not being acquired by Benchmark, as described above. In 1999, to eliminate a reduction to the aforementioned write down included in AVEX's historical financial statements.

(f) To reduce interest income related to cash balances utilized in funding a portion of the AVEX acquisition.

(g) To eliminate intercompany interest expense with the Seller and interest on AVEX notes payable not assumed under the Stock Purchase Agreement.

(h) To record amortization of debt issuance costs over the life of the applicable debt instruments.

(i) To record interest expense at 7.75%, 7.75% and 6.0% on the amounts outstanding under the Revolving Credit Facility, Term Loan A and the Notes, respectively, based on current interest rates. A change in the interest rate of 1/8 of a percent would result in a change in annual interest expense related to the amounts outstanding under the Revolving Credit Facility and Term Loan A of approximately $183,000.

(j) To record income tax adjustments related to the above pro forma adjustments.

(k) To adjust AVEX historical income tax expense or benefit as if AVEX was included in the consolidated federal income tax return of Benchmark. In the historical combined financial statements of AVEX, federal income taxes were provided as if AVEX filed a separate income tax return.

(l) The following information reconciles the number of shares used to compute historical and pro forma earnings (loss) per common share (in thousands):

                                                        FOR THE PERIOD ENDED
                                              ----------------------------------------
                                                 DECEMBER 31,            JUNE 30,
                                                     1998                  1999
                                              ------------------    ------------------
                                              BASIC     DILUTED     BASIC     DILUTED
                                              ------    --------    ------    --------
      Benchmark historical.................   11,594      12,098    12,209      13,256
      Common shares to be issued in AVEX
        acquisition........................    1,000       1,000     1,000       1,000
      Elimination of Benchmark stock
        options -- antidilutive
        on a pro forma basis in 1998.......     --          (504)     --         --
                                              ------    --------    ------    --------
                                              12,594      12,594    13,209      14,256
                                              ======    ========    ======    ========

    For both 1998 and 1999, the effect of the if-converted method for the Notes is antidilutive and 2.5 million of potential common shares have not been considered in computing diluted earnings per common share.

                                  EXHIBIT INDEX

            EXHIBIT
            NUMBER                     DESCRIPTION
            -------                    -----------

                2 Amended and Restated Stock Purchase Agreement dated as of August 12, 1998 by and between Benchmark Electronics, Inc. and J. M. Huber Corporation.

              99.1 Credit Agreement dated as of August 24, 1999 by and among Benchmark Electronics, Inc., the lenders party thereto and Chase Bank of Texas, National Association, as administrative agent.

              99.2 Registration Rights Agreement dated as of August 24, 1999 by and between Benchmark Electronics, Inc. and J.
                        M. Huber Corporation.

              99.3 Indenture dated as of August 13, 1999 by and between Benchmark Electronics, Inc. and Harris Trust Company of New York, as trustee.

              99.4 Registration Agreement dated as of August 9, 1999 by and among Benchmark Electronics, Inc., Salomon Smith Barney Inc. and Chase Securities Inc.

                                      -11-